Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

George L. Ball Appointed to NCI Building System’s Board of Directors

HOUSTON, February 26, 2014 — NCI Building Systems, Inc. (NYSE: NCS) announced today the appointment of George L. Ball as a director of the Company to fill an existing vacancy on the board. He will serve on NCI’s Audit Committee and Compensation Committee. NCI’s board consists of 10 members, six of whom are independent directors.

“I am very pleased George has joined the NCI board,” said Norman C. Chambers, NCI’s Chairman, President and CEO. “His background in engineering and construction combined with expert knowledge in accounting, controls and compliance will certainly benefit the Company as we execute our comprehensive strategy.”

Currently, Ball is the Chief Financial Officer of Parsons Corporation, a $3 billion leading international engineering, construction, and management services firm based in Pasadena, California. Since joining Parsons in 1995 Ball has served in various capacities including Corporate Controller, and International Division Manager of the Infrastructure & Technology Group.

Ball received his B.S. in Accounting from Drexel University in Philadelphia. He currently serves as a trustee for the Los Angeles County Arboretum and is Chairman of the Ronald McDonald House Charities of Southern California.

ABOUT NCI Building Systems

NCI Building Systems, Inc. is one of North America's largest integrated manufacturers of metal products for the nonresidential building industry. NCI is comprised of a family of companies operating manufacturing facilities across the United States and Mexico, with additional sales and distribution offices throughout the United States and Canada.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "guidance," "potential," "expect," "should," "will," "forecast" and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current expectations, assumptions and/or beliefs concerning future events. As a result, these forward-looking statements rely on a number of assumptions, forecasts, and estimates and, as a result, these forward-looking statements are subject to a number of risks and uncertainties that may cause the Company's actual performance to differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially include, but are not limited to industry cyclicality and seasonality and adverse weather conditions; ability to service the Company's debt; ability to integrate Metl-Span with the Company's business or to realize the anticipated benefits of such acquisition; fluctuations in customer demand and other patterns; raw material pricing and supply; competitive activity and pricing pressure; general economic conditions affecting the construction industry; financial crises or fluctuations in the U.S. and abroad; changes in laws or regulations; and the volatility of the Company's stock price. The Company's SEC filings, including our most recent reports on Form 10-K, particularly under Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended November 3, 2013, identify other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. NCI expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in its expectations.

Contact:

Layne de Alvarez

Vice President, Investor Relations

281-897-7710

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